FOR IMMEDIATE RELEASE
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         ALDILA TO BEGIN THE MANUFACTURE OF CARBON FIBER
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      SAN  DIEGO, CA., Nov. 25, 1996 -- ALDILA, INC. (NASDAQ/NMS:
ALDA), the nation's leading manufacturer of graphite golf club shafts, today announced that its Board of Directors has approved a plan to construct a new facility for the manufacture of carbon fiber.

      "Our  plan  represents  a major step  in  our  strategy  to redefine Aldila's profitable future growth through diversification into other carbon fiber products or end item product applications, while remaining within our demonstrated field of expertise in carbon fiber based composite products," said Gary T. Barbera, Chairman and Chief Executive Officer.

      Aldila estimates that the design, construction and start-up of the planned 50,000 square foot facility will require approximately 15 months, and a capital expenditure of approximately $16 million in 1997, with the manufacture of carbon fiber to begin in the first half of 1998.

      The facility will be designed with one production line to produce up to 2.5 million pounds of carbon fiber annually. This initial facility will be sized to house a second carbon fiber line, which would increase its capacity to 5.0 million pounds annually.

     The Company said the new facility would be located in either southeastern Wyoming or in Utah, where several sites are under consideration.

      "Our core graphite golf shaft business consumes about 4% of the total carbon fiber produced world wide, which makes Aldila one of the two largest consumers of carbon fiber today," Mr. Barbera added. "This strategic move will establish Aldila as a supplier of carbon fiber and enhance our planned diversification into existing or emerging carbon fiber based products. At the same time, it will increase Aldila's present advantage in golf by further distancing us from our competition.

      Aldila designs, manufactures and markets graphite golf shafts used in clubs assembled and manufactured throughout the world by the leading golf club companies, as well as pro shops, club shops and repair shops. In 1994, the company embarked on a program of vertical integration to manufacture the graphite prepreg material for its golf shaft production, and has internally supplied virtually all of its material requirements during 1996.